UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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MAGICJACK VOCALTEC LTD.
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July 17, 2017

Dear Shareholders:

We are reaching out to all shareholders about our upcoming Special Meeting of Shareholders to be held on Monday, July 31.   The purpose of the special meeting is to obtain the vote of our shareholders to approve the employment package for our new Chief Executive Officer, Don Bell, and to approve changes to our Stock Incentive Plans, our Compensation Policy and the compensation paid to our outside directors.

These are not advisory votes.  Your approval of the compensation of our CEO and our outside directors is required under Israeli law.  Since joining the Company in March of this year, our CEO has not been paid because we do not yet have a shareholder-approved contract for him.  Until shareholder approval, he cannot be paid for his services to our company.  This is a critical time for our company and we need to ensure that our CEO can remain in place and be fairly compensated for his services, with appropriate incentives aligned with the interests of our shareholders.  The Compensation Committee and the Board of Directors believe that the compensation package presented to you for your approval accomplishes those objectives in a reasonable way.  The Company retained the services of a third-party compensation consultant, Meridian Compensation Partners, LLC, in connection with our structuring of Mr. Bell’s package.  The package was constructed within the confines of the senior executive benchmarking study produced by Meridian for this purpose and our shareholder-approved Compensation Policy.

Because of the previously announced strategic alternatives process, the Compensation Committee structured the CEO’s compensation package to provide appropriate incentives for either a near-term strategic transaction or, if such a transaction does not transpire, a long-term restructuring and re-building of the Company and shareholder value.  A detailed description of the elements of the package is provided in the proxy statement mailed to shareholders on June 26, 2017.  Among the features we want to be sure are clear are the following:

•	If there is a strategic transaction involving the Company before May 8, 2018:

o	None of Mr. Bell’s equity will vest; he will receive nothing in equity-based compensation.

o
Mr. Bell will receive a Special Transaction Bonus ranging from $0.00 to $2.5 million, depending on the proceeds payable to the shareholders as a result of the transaction as provided in the Employment Agreement.

o	If Mr. Bell is terminated without Cause or For Good Reason in connection with a change in control (“CIC”) transaction,

▪	he will receive severance pay equal to one times his salary and bonus; and

▪
only if the transaction is at a price equal to or greater than $9.51 per share and the CIC agreement is executed after November 8, 2017 (six months from his May 8 employment agreement), Mr. Bell will be entitled to additional severance of $1 million.

•	If there is a strategic transaction involving the Company after May 8, 2018:

o	There is no Special Transaction Bonus paid to Mr. Bell.

o
With respect to options granted to Mr. Bell on May 8, 2017 at a strike price of $9.51 (which was almost 20% higher than the trading price of the stock on the date of grant and is today over 30% above the trading price of the stock):

▪	vested options may be exercised if the stock price is then above the $9.51 strike price; and

▪
if Mr. Bell is terminated without Cause or For Good Reason in connection with the CIC, or if an acquiror retains Mr. Bell but does not adopt the unvested options or provide substantially equivalent substitute equity, vesting of the options will be accelerated.

o
Similar treatment of the Restricted Shares is provided in the employment package such that acceleration of vesting will occur if Mr. Bell is terminated without Cause or For Good Reason in connection with the CIC or the acquiror does not adopt the Restricted Shares or provide a substantially equivalent equity grant.

What is clear from the above is that unless the value of the Company’s shares rises above the $9.51 strike price of the options, Mr. Bell will realize no value from that option grant, which accounts for approximately 80% of the value of the long-term equity incentives awarded to him.  In this way, the Committee and the Board believe that Mr. Bell is appropriately incentivized to work to increase the value of our shares – either in connection with a strategic transaction or by re-building the Company and shareholder value.  The Restricted Shares will vest over a three-year period and will only be accelerated on a CIC occurring after May 8, 2018.  This is a typical arrangement for executive equity grants and entirely consistent with the benchmarking study provided by Meridian, the third-party consultant who advised the Company in connection with Mr. Bell’s package.

Meridian also advised the Company with respect to the compensation of its outside directors. This is the first change since 2014, and in the last year our Board of Directors has turned over 50%.  As reflected in the proxy statement proposal description, the basic cash retainer remains unchanged for all outside directors, cash fees for committee service is reduced modestly and the equity-based compensation is being revised from one grant every three years to annual grants. The value of the annual grant of equity for each non-employee director would be $60,000, as compared with approximately $45,000 annually under the current compensation package. The Compensation Committee and the Board, based in part on the Meridian study presented to the Company, believes this package is aligned with compensation offered by comparable companies, takes into account compensation best practices and ensures a balanced package so that the Company can attract and maintain highly qualified individuals to serve on our Board.

We urge you to review the proxy materials carefully and return your proxy promptly with a vote “FOR” each of the proposals included on the proxy.

Thank you for your continuing support during this important period for the Company.

Sincerely,

Izhak Gross
Chairman, Board of Directors
 magicJack VocalTec Ltd.